June 19, 2017


Chapman and Cutler LLP
111 West Monroe Street
Chicago, Illinois 60603

First Trust Energy Income and Growth Fund
10 Westport Road, Suite C101a
Wilton, Connecticut 06897


       RE:  First Trust Energy Income and Growth Fund


Ladies and Gentlemen:

       We have acted as special Massachusetts counsel to First Trust Energy Income and Growth Fund, a Massachusetts business trust (the "Fund"), in connection with the Fund's Post-Effective Amendment No. 1 to its Registration Statement on Form N-2 to be filed with the Securities and Exchange Commission (the "Commission") on or about June 19, 2017 (the "Amendment"), and the Supplement, dated June 19, 2017 (the "Supplement") to the base prospectus dated June 15, 2017 (the "Base Prospectus"), to be filed with the Commission under Rule 497 under the Securities Act of 1933, as amended (the "1933 Act") on or about June 19, 2017, with respect to 5,800,000 of its common shares of beneficial interest, $.01 par value per share (the "Shares"). You have requested that we deliver this opinion to you, as special counsel to the Fund, for use by you in connection with your opinion to the Fund with respect to the Shares.

       In connection with the furnishing of this opinion, we have examined the following documents:

       (a) a certificate dated as of a recent date of the Secretary of the Commonwealth of Massachusetts as to the existence of the Fund;

       (b) copies of the Fund's Declaration of Trust and of all amendments thereto (the "Declaration") on file in the office of the Secretary of the Commonwealth of Massachusetts;

       (c) a certificate of the Secretary of the Fund, certifying as to, and attaching copies of, the Fund's Declaration, the Fund's By-laws as currently in effect (the "By-laws) and resolutions adopted by the Board of Trustees of the Fund at a meeting held on April 24, 2017 (the "Resolutions");

       (d) a printer's proof of the Base Prospectus received on June 15, 2017;

       (e) a printer's proof of the Supplement received on June 16, 2017; and


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First Trust Energy Income and Growth Fund
June 19, 2017
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       (f) a printer's proof of the Amendment received on June 16, 2017.

       In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have also assumed that the Supplement and the Amendment, when filed with the Commission, will be in substantially the form of the printer's proofs referenced in subparagraphs (e) and (f) above. We have further assumed that (a) the Fund's Declaration and the Resolutions will not have been amended, modified or withdrawn with respect to matters relating to the authorization of the issuance of the Shares and will be in full force and effect on the date of issuance of such Shares; (b) there will be no changes in applicable law between the date of this opinion and any date of issuance or delivery of any Shares; and (c) at the time of delivery of any Shares, all contemplated additional actions shall have been taken.

       We note that the Board of Trustees of the Fund has approved offerings of the Shares in privately negotiated transactions and/or any other method permitted by law, including sales made directly on the New York Stock Exchange or sales made to or through a market maker or through an electronic communications network, including in a manner that may be deemed to be an "at-the-market" offering as defined in Rule 415 of the Securities Act of 1933, and in each case at a price or prices not below such price as permitted under
Section 23(b) of the Investment Company Act of 1940, as amended, and we have assumed that all offers and sales of the Shares will be made in accordance with such Resolutions.

       This opinion is based entirely on our review of the documents listed above and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents. We have further assumed that there are no other documents that are contrary to or inconsistent with the opinions expressed herein. As to our opinion below relating to the valid existence of the Fund, our opinion relies entirely upon and is limited by the certificate referenced in subparagraph (a) above.

       This opinion is limited solely to the laws of the Commonwealth of Massachusetts as applied by courts located in such Commonwealth, except that we express no opinion as to any Massachusetts securities law. No opinion is given herein as to the choice of law which any tribunal may apply. In addition, to the extent that the Fund's Declaration, By-laws or the Resolutions refer to, incorporate or require compliance with the Investment Company Act of 1940, as amended, or any other law or regulation applicable to the Fund, except for the


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First Trust Energy Income and Growth Fund
June 19, 2017
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internal substantive laws of the Commonwealth of Massachusetts, as aforesaid, we have assumed compliance by the Fund with such Act and such other laws and regulations. Further, we express no opinion with respect to, and we assume no responsibility for, any offering documentation relating to the Fund, including the Registration Statement, the Amendment thereto, the Base Prospectus and the Supplement.

       We understand that all of the foregoing assumptions and limitations are acceptable to you.

       Based upon and subject to the foregoing, please be advised that it is our opinion that:

       1. The Fund has been formed and is validly existing under the Fund's Declaration and the laws of the Commonwealth of Massachusetts as a voluntary association with transferable shares of beneficial interest commonly referred to as a "Massachusetts business trust."

       2. The Shares, when issued and sold in accordance with the Resolutions, will be validly issued, fully paid and nonassessable, except that, as set forth in the Amendment, shareholders of the Fund may under certain circumstances be held personally liable for its obligations.

       This opinion is given as of the date hereof and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may hereafter come to our attention. We hereby consent to your reliance on this opinion in connection with your opinion to the Fund with respect to the Shares, to the reliance by the Fund on this opinion, to the reference to our name in the Amendment and in the Supplement under the heading "Legal Opinions" and to the filing of this opinion as an exhibit to the Amendment. In rendering this opinion and giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                            Very truly yours,

                                            /s/ Morgan, Lewis & Bockius LLP

                                            MORGAN, LEWIS & BOCKIUS LLP